Exhibit 99.1

NewsRelease		(Williams Logo)

NYSE: WMB

Date:	Sept. 13, 2006

Kathleen Cooper Joins Williams Board

TULSA, Okla. – Kathleen B. Cooper, 61, has been elected to the Williams (NYSE:WMB) board of directors. She is the former under secretary for economic affairs at the U.S. Department of Commerce.

In her role with the government, Cooper was the principal economic adviser to the commerce secretary from 2001-2005 and led an organization of 10,000 employees who produce most of the nation’s demographic and economic data.

Cooper, a Ph.D., is now the dean of the College of Business Administration at the University of North Texas in Denton. She has served in that capacity since October 2005.

“Clearly, Kathleen is an expert in economic planning and analysis. Her insight, acumen and experience will serve Williams well as we continue to drive value creation in our natural gas businesses,” said Steve Malcolm, chairman, president and chief executive officer.

Cooper also has significant experience in the energy sector. From 1990-2001, she was the chief economist for ExxonMobil Corp., analyzing energy markets, international trade issues and tax policy. Prior to 1990, she spent almost 20 years in the banking industry.

In addition to the Williams board, Cooper is a member of the Conference of Business Economists and the International Women’s Forum. She has previously held leadership positions with the National Association of Business Economists, the U.S. Association for Energy Economics, and the National Bureau of Economic Research, among others.

A native of Dallas, Cooper has a bachelor’s degree in mathematics from the University of Texas at Arlington and a doctorate in economics from the University of Colorado.

She becomes the twelfth member of Williams’ current board of directors. A listing of all Williams’ directors is available at www.williams.com.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan

Williams (media relations)

(918) 573-6932

Richard George

Williams (investor relations)

(918) 573-3679

Sharna Reingold

Williams (investor relations)

(918) 573-2078

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.